Exhibit 18.01


DIGITAL LINK CORPORATION
217 Humboldt Court
Sunnyvale, CA  94089

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the double declining balance method to the straight line method contained in the Company's Form 10-Q for the quarter ended March 31, 1995. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not audited any financial statements of Digital Link Corporation as of any date or for any period subsequent to December 31, 1995, nor have we audited the application of the change in accounting principle disclosed in the Form 10-Q of Digital Link Corporation for the three months ended March 31, 1996; accordingly, our comments are subject to revision on completion of an audit of the financial statements that include the accounting change.



COOPERS & LYBRAND L.L.P.